EXHIBIT (11)

                                    THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                    ---------------------------------------------
                                          Computation of Earnings Per Share
                                          ---------------------------------
                                     Amounts in Millions Except Per Share Amounts

                                                        Three Months Ended             Six Months Ended
                                                           December 31                    December 31
                                                       2000            1999           2000           1999
                                                     --------        --------       --------       --------
BASIC NET EARNINGS PER SHARE
Net earnings                                         $ 1,194         $ 1,126        $ 2,349        $ 2,273
Deduct preferred stock dividends                          30              29             61             58
                                                     --------        --------       --------       --------
Net earnings applicable to common stock              $ 1,164         $ 1,097        $ 2,288        $ 2,215
                                                     ========        ========       ========       ========

Average number of common shares outstanding          1,301.8         1,316.0        1,303.7        1,316.0
                                                     ========        ========       ========       ========

Basic net earnings per share                         $  0.89         $  0.83        $  1.76        $  1.68
                                                     ========        ========       ========       ========

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                         $ 1,194         $ 1,126        $ 2,349        $ 2,273
Deduct differential - preferred
  vs. common dividends                                     4               5              8              9
                                                     --------        --------       --------       --------
Net earnings applicable to common stock              $ 1,190         $ 1,121        $ 2,341        $ 2,264
                                                     ========        ========       ========       ========

Average number of common shares outstanding          1,301.8         1,316.0        1,303.7        1,316.0
Add potential effect of:
  Exercise of options                                   17.0            23.8           13.8           23.8
  Conversion of preferred stock                         92.2            95.0           92.5           95.0
                                                     --------        --------       --------       --------
Average number of common shares
  outstanding, assuming dilution                     1,411.0         1,434.8        1,410.0        1,434.8
                                                     ========        ========       ========       ========

Diluted earnings per share                           $  0.84         $  0.78        $  1.66        $  1.58
                                                     ========        ========       ========       ========
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